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Exhibit 12.2

Ratio of Earnings to Fixed Charges
Herbst Gaming, Inc.

HERBST GAMING, INC.
COMPUTATION OF OTHER RATIOS
(dollars in thousands)(unaudited)

	Six months ended June 30, 2001
Ratio of senior debt to annualized EBITDA
Senior debt	170,000
Annualized EBITDA	36,064
Ratio of senior debt to annualized EBITDA	4.7	x
Ratio of total debt to annualized EBITDA
Total debt	170,098
Annualized EBITDA	36,064
Ratio of total debt to annualized EBITDA	4.7	x
Ratio of net debt to annualized EBITDA
Total debt	170,098
Less: cash	(36,041)
Net debt	134,057
Annualized EBITDA	36,064
Ratio of net debt to annualized EBITDA	3.7	x
Ratio of annualized EBITDA to annualized interest expense
Annualized EBITDA	36,064
Annualized interest expense(1)	18,300
Ratio of annualized EBITDA to annualized interest expense	2.0	x

(1)
Excludes non-cash items, including amortization of offering discount and offering expenses related to the Series A notes.

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Exhibit 12.2
Ratio of Earnings to Fixed Charges Herbst Gaming, Inc. HERBST GAMING, INC. COMPUTATION OF OTHER RATIOS (dollars in thousands)(unaudited)